SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of
Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:



Name:  Optimum Q Funds
       -------------------------------------------------------------------------

Address of Principal Business Office (No. & Street, City, State Zip Code):
125 CambridgePark Drive, Cambridge, MA 02140
--------------------------------------------------------------------------------

Telephone Number (including area code):  (617) 234-2200
                                         ---------------------------------------

Name and Address of agent for service of process:

John Sherman, 125 CambridgePark Drive, Cambridge, MA 02140
--------------------------------------------------------------------------------

Check Appropriate Box:

     Registrant is filing a Registration Statement pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the requirements of the Investment Company Act of 1940, the Registrant has caused this notification of registration to be duly signed on its behalf in the city of Cambridge and the state of Massachusetts on the 2nd day of July, 2002.

[SEAL]                              Signature Optimum Q Funds
                                              -------------------------
                                              (Name of Registrant)


                                    By:  /s/ R. Schorr Berman
                                         ---------------------------------------
                                            R. Schorr Berman
                                           (Name of director, trustee or officer
                                            signing on behalf of Registrant)

                                             President and Trustee
                                             --------------------------
                                                (Title)
Attest: /s/John F. Sherman
        ----------------------------
            John F. Sherman

       Secretary
       -----------------------------
         (Title)